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                          FIRST BANCORPORATION, INC.
      1121 BOUNDARY STREET BEAUFORT, SOUTH CAROLINA 29901 (803) 521-5600

                                 MAY 22, 1998

Dear Shareholder and/or Prospective Investor:

  FirstBancorporation, Inc. ("Company"), the holding company for FirstBank, N.A., Beaufort, South Carolina ("Bank"), is offering between 180,000 and 220,000 shares of common stock for sale in an additional offering to eligible stockholders of the Company and eligible members of the general public. The net offering proceeds will be contributed to the initial capitalization of a newly chartered national bank ("New Bank").

  The New Bank, to be called "FirstBank of the Midlands, N.A.," will be headquartered in Columbia, South Carolina and will be a wholly-owned subsidiary of the Company. The opening of the New Bank is subject to the receipt of all applicable regulatory approvals and the sale of at least 180,000 shares of common stock in the offering.

  Enclosed is a Prospectus, a Subscription Order Form, and a return envelope for returning a completed Subscription Order Form if you decide to subscribe for shares. The Prospectus contains detailed information regarding the Company, the Bank and the New Bank, including consolidated financial statements of the Company. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.

  The offering will terminate at 12 Noon, Eastern Time, on June 22, 1998, unless terminated earlier by the Company or extended by the Company for additional periods not beyond August 7, 1998.

  If you have any questions, please call the Company at (803) 521-5600.

  Sincerely,                              Sincerely,
  /s/  Colden R. Battey, Jr.              /s/ James A. Shuford, III
  --------------------------              -----------------------------------
  Colden R. Battey, Jr.                   James A. Shuford, III President and
  Chairman of the Board                   Chief Executive Officer

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK.SUCH OFFER AND SOLICITATION IS MADE ONLY BY THE PROSPECTUS IN SUCH JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY OR ANY OTHER GOVERNMENT AGENCY, FEDERAL, STATE OR LOCAL.